Exhibit 10.34

AMENDED AND RESTATED CREDIT AGREEMENT

THIS AMENDED AND RESTATED CREDIT AGREEMENT (this "Agreement") is entered into as of January 7, 2016, by and between CRAY INC., a Washington corporation ("Borrower"), and WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank").

RECITALS

Borrower has requested that Bank renew Borrower’s credit described in the credit agreement between the parties dated as of October 1, 2012 (as amended from time to time, the “Prior Agreement”), and has also asked for additional credit and certain other changes to the Prior Agreement, which Bank is agreeable to granting, provided that Borrower agrees to the restatement of the Prior Agreement by this Agreement, which shall replace the Prior Agreement in its entirety and provide for the extension of credit on the terms and conditions contained herein.

NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Bank and Borrower hereby agree as follows:

ARTICLE I
CREDIT TERMS

SECTION 1.1.    CREDIT FACILITIES.

(a)    Line of Credit. Subject to the terms and conditions of this Agreement, Bank hereby agrees to make advances to Borrower from time to time up to and including December 1, 2017, not to exceed at any time the aggregate principal amount of Fifty Million Dollars ($50,000,000.00) ("Line of Credit"), the proceeds of which shall be used to finance Borrower’s working capital requirements, and for general corporate purposes, including capital expenditures. Borrower's obligation to repay advances under the Line of Credit shall be evidenced by a promissory note dated as of January 7, 2016, ("Line of Credit Note"), all terms of which are incorporated herein by this reference.

(1)    Letter of Credit Subfeature. As a subfeature under the Line of Credit, Bank agrees from time to time during the term thereof to issue or cause an affiliate to issue standby letters of credit for the account of Borrower (each, a "Letter of Credit" and collectively, "Letters of Credit"). The form and substance of each Letter of Credit shall be subject to approval by Bank, in its sole discretion. No Letter of Credit shall have an expiration date subsequent to the maturity date of the Line of Credit. The undrawn amount of all Letters of Credit shall be reserved under the Line of Credit and shall not be available for borrowings thereunder. Each Letter of Credit shall be subject to the additional terms and conditions of the Letter of Credit agreements, applications and any related documents required by Bank in connection with the issuance thereof. Each drawing paid under a Letter of Credit shall be deemed an advance under the Line of Credit and shall be repaid by Borrower in accordance with the terms and conditions of this Agreement applicable to such advances; provided however, that if advances under the Line of Credit are not available, for any reason, at the time any drawing is paid, then Borrower shall immediately pay to Bank the full amount drawn, together with interest thereon from the date such drawing is paid to the date such amount is fully repaid by Borrower, at the rate of interest applicable to advances under the Line of Credit. In such event Borrower agrees that Bank, in its sole discretion, may debit any account maintained by Borrower with Bank for the amount of any such drawing.

(2)    Borrowing and Repayment. Borrower may from time to time during the term of the Line of Credit borrow, partially or wholly repay its outstanding borrowings, and reborrow, subject to all of the limitations, terms and conditions contained herein or in the Line of Credit Note; provided however, that the total outstanding borrowings under the Line of Credit shall not at any time exceed the maximum principal amount available thereunder, as set forth above.

(3)    Termination or Reduction of Line of Credit. Borrower shall have the right, at any time or from time to time after the Closing Date, by notice to Bank pursuant to Section 7.2 below, to terminate in whole or permanently reduce in part, without premium or penalty, the maximum amount of the Line of Credit available to an amount not less than the then aggregate principal amount of all outstanding borrowings, including undrawn amounts of all Letters of Credit then outstanding and all drawn and unpaid amounts under such Letters of Credit, and accrued but unpaid fees and costs. Any such termination or partial reduction shall be effective on the date specified in the Borrower’s notice.

SECTION 1.2.    INTEREST/FEES.

(a)    Interest. The outstanding principal balance of each credit subject hereto shall bear interest at the rate of interest set forth in each promissory note or other instrument or document executed in connection therewith.

(b)    Computation and Payment. Interest shall be computed on the basis of a 360-day year, actual days elapsed. Interest shall be payable at the times and place set forth in each promissory note or other instrument or document required hereby.

(c)    Unused Commitment Fee. Borrower shall pay to Bank a fee equal to eighteen hundredths of one percent (0.18%) per annum (computed on the basis of a 360-day year, actual days elapsed) on the daily unused amount of the Line of Credit (not including the notional amount of any Letters of Credit then issued and outstanding), which fee shall be calculated on a quarterly basis by Bank and shall be due and payable by Borrower in arrears on the 15th day of each January, April, July and October, commencing on January 15, 2016.

(d)    Letter of Credit Fees. Borrower shall pay to Bank (i) fees upon the issuance of each Letter of Credit equal to one and one quarter percent (1.25%) per annum (computed on the basis of a 360-day year, actual days elapsed) of the face amount thereof, and (ii) fees upon the payment or negotiation of each drawing under any Letter of Credit and fees upon the occurrence of any other activity with respect to any Letter of Credit (including without limitation, the transfer, amendment or cancellation of any Letter of Credit) determined in accordance with Bank's standard fees and charges then in effect for such activity. Fees will be payable quarterly in arrears for each Letter of Credit.

SECTION 1.3.    COLLECTION OF PAYMENTS. Borrower authorizes Bank to collect all principal, interest and fees due under each credit subject hereto by charging Borrower's deposit account number 4950041103 with Bank, or any other deposit account maintained by Borrower with Bank, for the full amount thereof. Should there be insufficient funds in any such deposit account to pay all such sums when due, the full amount of such deficiency shall be immediately due and payable by Borrower.

SECTION 1.4.    COLLATERAL.

As security for all indebtedness and other obligations of Borrower to Bank subject hereto, Borrower hereby grants to Bank security interests of first priority in all Borrower's accounts receivable and other rights to payment, general intangibles, inventory and equipment; provided, however, that such collateral shall not include any collateral expressly excluded by any separate security agreement between Borrower and Bank then in effect.

All of the foregoing shall be evidenced by and subject to the terms of such security agreements, financing statements, deeds or mortgages, and other documents as Bank shall reasonably require, all in form and substance satisfactory to Bank. Borrower shall pay to Bank immediately upon demand the full amount of all charges, costs and expenses (to include fees paid to third parties and all allocated costs of Bank personnel), expended or incurred by Bank in connection with any of the foregoing security, including without limitation, filing and recording fees and costs of appraisals, audits and title insurance.

ARTICLE II
REPRESENTATIONS AND WARRANTIES

Borrower makes the following representations and warranties to Bank, which representations and warranties shall survive the execution of this Agreement and shall continue in full force and effect until the full and final payment, and satisfaction and discharge, of all obligations of Borrower to Bank subject to this Agreement.

SECTION 2.1.    LEGAL STATUS. Borrower is a corporation, duly organized and existing and in good standing under the laws of Washington, and is qualified or licensed to do business (and is in good standing as a foreign corporation, if applicable) in all jurisdictions in which such qualification or licensing is required or in which the failure to so qualify or to be so licensed could have a material adverse effect on Borrower.

SECTION 2.2.    AUTHORIZATION AND VALIDITY. This Agreement and each promissory note, contract, instrument and other document required hereby or at any time hereafter delivered to Bank in connection herewith (collectively, the "Loan Documents") have been duly authorized, and upon their execution and delivery in accordance with the provisions hereof will constitute legal, valid and binding agreements and obligations of Borrower or the party which executes the same, enforceable in accordance with their respective terms.

SECTION 2.3.    NO VIOLATION. The execution, delivery and performance by Borrower of each of the Loan Documents do not violate any provision of any law or regulation, or contravene any provision of the Articles of Incorporation or

By-Laws of Borrower, or result in any breach of or default under any contract, obligation, indenture or other instrument to which Borrower is a party or by which Borrower may be bound.

SECTION 2.4.    LITIGATION. There are no pending, or to the best of Borrower's knowledge threatened, actions, claims, investigations, suits or proceedings against Borrower or its properties by or before any governmental authority, arbitrator, court or administrative agency which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.5.    CORRECTNESS OF FINANCIAL STATEMENT. The annual financial statement of Borrower dated December 31, 2014, and all interim financial statements delivered to Bank since said date, true copies of which have been delivered by Borrower to Bank prior to the date hereof, (a) are complete and correct and present fairly the financial condition of Borrower, (b) disclose or reflect all liabilities of Borrower that are required to be disclosed, reflected or reserved against under generally accepted accounting principles, whether liquidated or unliquidated, fixed or contingent, and (c) have been prepared in accordance with generally accepted accounting principles consistently applied (“GAAP”). Since the dates of such financial statements there has been no material adverse change in the financial condition of Borrower, nor has Borrower mortgaged, pledged, granted a security interest in or otherwise encumbered any of its assets or properties except in favor of Bank or as permitted by Section 5.7 or otherwise permitted by Bank in writing.

SECTION 2.6.    INCOME TAX RETURNS. Borrower has no knowledge of any pending assessments or adjustments of its income tax payable with respect to any year which, if paid or payable. will not create an Event of Default hereunder or which could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower other than those disclosed by Borrower to Bank in writing prior to the date hereof.

SECTION 2.7.    NO SUBORDINATION. There is no agreement, indenture, contract or instrument to which Borrower is a party or by which Borrower may be bound that requires the subordination in right of payment of any of Borrower's obligations subject to this Agreement to any other obligation of Borrower.

SECTION 2.8.    PERMITS, FRANCHISES. Borrower possesses, and will hereafter possess, all permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names, if any, necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law except to the extent that failure to possess such permits, consents, approvals, franchises and licenses required and rights to all trademarks, trade names, patents, and fictitious names necessary to enable it to conduct the business in which it is now engaged in compliance with applicable law could not have a material adverse effect on Borrower or its business.

SECTION 2.9.    ERISA. Borrower is in compliance in all material respects with all applicable provisions of the Employee Retirement Income Security Act of 1974, as amended or recodified from time to time ("ERISA"); Borrower has not violated any provision of any defined employee pension benefit plan (as defined in ERISA) maintained or contributed to by Borrower (each, a "Plan"); no Reportable Event as defined in ERISA has occurred and is continuing with respect to any Plan initiated by Borrower; Borrower has met its minimum funding requirements under ERISA with respect to each Plan; and each Plan will be able to fulfill its benefit obligations as they come due in accordance with the Plan documents and under generally accepted accounting principles.

SECTION 2.10.    OTHER OBLIGATIONS. Borrower is not in default on any obligation for borrowed money. Borrower is not in default on any purchase money obligation or any other lease, commitment, contract, instrument or obligation default in which, individually or collectively, could reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower.

SECTION 2.11.    ENVIRONMENTAL MATTERS. Except as disclosed by Borrower to Bank in writing prior to the date hereof, Borrower is in compliance in all material respects with all applicable federal or state environmental, hazardous waste, health and safety statutes, and any rules or regulations adopted pursuant thereto, which govern or affect any of Borrower's operations and/or properties, including without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, the Superfund Amendments and Reauthorization Act of 1986, the Federal Resource Conservation and Recovery Act of 1976, and the Federal Toxic Substances Control Act, as any of the same may be amended, modified or supplemented from time to time. None of the operations of Borrower is the subject of any federal or state investigation evaluating whether any remedial action involving a material expenditure is needed to respond to a release of any toxic or hazardous waste or substance into the environment. Borrower has no material contingent liability in connection with any release of any toxic or hazardous waste or substance into the environment.

ARTICLE III
CONDITIONS

SECTION 3.1.    CONDITIONS OF INITIAL EXTENSION OF CREDIT. The obligation of Bank to extend any credit contemplated by this Agreement is subject to the fulfillment to Bank's satisfaction of all of the following conditions:

(a)    Approval of Bank Counsel. All legal matters incidental to the extension of credit by Bank shall be satisfactory to Bank's counsel.

(b)    Documentation. Bank shall have received, in form and substance satisfactory to Bank, each of the following, duly executed:

(1)	This Agreement and each promissory note or other instrument or document required hereby.

(2)	Corporate Resolution: Borrowing.

(3)	Certificate of Incumbency.

(4)	Continuing Security Agreement: Rights to Payment and Inventory.

(5)	Security Agreement: Equipment.

(6)	Such other documents as Bank may require under any other Section of this Agreement.

(c)    Financial Condition. There shall have been no material adverse change in the financial condition or business of Borrower or any Third Party Obligor hereunder, if any.

(d)    Insurance. Borrower shall have delivered to Bank evidence of insurance coverage, in form, substance, amounts, covering risks and issued by companies satisfactory to Bank, and where required by Bank, with lender loss payable endorsements in favor of Bank.

SECTION 3.2.    CONDITIONS OF EACH EXTENSION OF CREDIT. The obligation of Bank to make each extension of credit requested by Borrower hereunder shall be subject to the fulfillment to Bank's satisfaction of each of the following conditions:

(a)    Compliance. The representations and warranties contained herein and in each of the other Loan Documents shall be true on and as of the date of the signing of this Agreement and on the date of each extension of credit by Bank pursuant hereto, with the same effect as though such representations and warranties had been made on and as of each such date, and on each such date, no Event of Default as defined herein, and no condition, event or act which with the giving of notice or the passage of time or both would constitute such an Event of Default, shall have occurred and be continuing or shall exist.

(b)    Documentation. Bank shall have received all additional documents which may be required in connection with such extension of credit.

(c)    Additional Letter of Credit Documentation. Prior to the issuance of each Letter of Credit, Bank shall have received a Letter of Credit Agreement, properly completed and duly executed by Borrower.

ARTICLE IV
AFFIRMATIVE COVENANTS

Borrower covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower shall, unless Bank otherwise consents in writing:

SECTION 4.1.    PUNCTUAL PAYMENTS. Punctually pay all principal, interest, fees or other liabilities due under any of the Loan Documents at the times and place and in the manner specified therein.

SECTION 4.2.    ACCOUNTING RECORDS. Maintain adequate books and records in accordance with generally accepted accounting principles consistently applied, and permit any representative of Bank, at any reasonable time, to inspect, audit and examine such books and records, to make copies of the same, and to inspect the properties of Borrower.

SECTION 4.3.    FINANCIAL STATEMENTS. Provide to Bank all of the following, in form and detail satisfactory to Bank:

(a)    not later than 90 days after and as of the end of each fiscal year, an audited financial statement of Borrower, prepared by a certified public accountant acceptable to Bank, to include balance sheet, income statement, and statement of cash flow;

(b)    not later than 40 days after and as of the end of each fiscal quarter, a financial statement of Borrower, prepared by Borrower, to include balance sheet, income statement, and statement of cash flow;

(c)    from time to time such other information as Bank may reasonably request.

SECTION 4.4.    COMPLIANCE. Preserve and maintain all licenses, permits, governmental approvals, rights, privileges and franchises necessary for the conduct of its business; and comply with the provisions of all documents pursuant to which Borrower is organized and/or which govern Borrower's continued existence and with the requirements of all laws, rules, regulations and orders of any governmental authority applicable to Borrower and/or its business.

SECTION 4.5.    INSURANCE. Maintain and keep in force, for each business in which Borrower is engaged, insurance of the types and in amounts customarily carried in similar lines of business, including but not limited to fire, extended coverage, public liability, flood, property damage and workers' compensation, with all such insurance carried with companies and in amounts satisfactory to Bank, and deliver to Bank from time to time at Bank's request schedules setting forth all insurance then in effect.

SECTION 4.6.    FACILITIES. Keep all properties useful or necessary to Borrower's business in good repair and condition, ordinary wear and tear excepted, and from time to time make necessary repairs, renewals and replacements thereto so that such properties shall be preserved and maintained to a standard that could reasonably be expected to be useful and necessary to the operations of Borrower.

SECTION 4.7.    TAXES AND OTHER LIABILITIES. Pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which (i) Borrower has established adequate reserves in accordance with GAAP, and (ii) no foreclosure, distraint, levy, sale or similar proceedings have yet commenced with respect to any of Borrower’s assets as a result of such taxes or assessments.

SECTION 4.8.    LITIGATION. Promptly give notice in writing to Bank of any litigation pending or threatened against Borrower with a claim in excess of $250,000.00.

SECTION 4.9.    FINANCIAL CONDITION. Maintain Borrower's financial condition as follows using generally accepted accounting principles consistently applied and used consistently with prior practices (except to the extent modified by the definitions herein)

(a)    Current Ratio not less than 1.85 to 1.0 at any time, with "Current Ratio" defined as total current assets divided by total current liabilities.

(b)    Total Liabilities divided by Tangible Net Worth not greater than 1.1 to 1.0 at any time, with "Total Liabilities" defined as the aggregate of current liabilities and non-current liabilities less subordinated debt, and with "Tangible Net Worth" defined as the aggregate of total stockholders' equity plus subordinated debt less any intangible assets.

SECTION 4.10.    NOTICE TO BANK. Promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Bank in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default; (b) any change in the name or the organizational structure of Borrower; (c) the occurrence and nature of any Reportable Event or Prohibited Transaction, each as defined in ERISA, or any funding deficiency with respect to any Plan; or (d) any termination or cancellation of any insurance policy which Borrower is required to maintain, or any uninsured or partially uninsured loss through liability or property damage, or through fire, theft or any other cause affecting Borrower's property.

ARTICLE V
NEGATIVE COVENANTS

Borrower further covenants that so long as Bank remains committed to extend credit to Borrower pursuant hereto, or any liabilities (whether direct or contingent, liquidated or unliquidated) of Borrower to Bank under any of the Loan Documents remain outstanding, and until payment in full of all obligations of Borrower subject hereto, Borrower will not without Bank's prior written consent:

SECTION 5.1.    USE OF FUNDS. Use any of the proceeds of any credit extended hereunder except for the purposes stated in Article I hereof.

SECTION 5.2.    OTHER INDEBTEDNESS. Create, incur, assume or permit to exist any Indebtedness except (a) the liabilities of Borrower to Bank, (b) any other Indebtedness of Borrower existing as of, and disclosed to Bank prior to, the date hereof and (c) lndebtedness not to exceed an aggregate of $30,000,000.00. As used herein, “Indebtedness” shall mean and include, with respect to any person, without duplication, all of the following, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several (i) all obligations of such person for borrowed money (including recourse and other obligations to repurchase accounts or chattel paper under factoring, receivables purchase, or similar financing arrangements) or for the deferred purchase price of property or services (other than accounts payable for goods for goods or services); (ii) all obligations in respect of surety bonds and letters of credit; (iii) all obligations of such person evidenced by notes, bonds, debentures or other similar instruments, (iv) all capital lease obligations; (v) all obligations or liabilities of others secured by a lien of any kind on any asset of such person, whether or not such obligation or liability is assumed; (vi) all guaranties of such person of the obligations of another person; and (vii) net exposure under any interest rate swap, currency swap, forward, cap, floor or other similar contract that is not entered to in connection with a bona fide hedging operation that provides offsetting benefits to such person, which agreements shall be marked to market on a current basis.

SECTION 5.3.    MERGER, CONSOLIDATION, TRANSFER OF ASSETS.

(a)    Merge into or consolidate with any other entity; provided, however that

(i)    merger or consolidation with a consolidated subsidiary of Borrower is permitted if Borrower shall be the continuing or surviving entity and so long as (A) Borrower provides Bank with prompt notice of any such transaction (which notice shall include executed copies of all of the documents entered into in connection with such transaction); (B) Borrower is in pro forma compliance with the provisions of Section 4.9 hereof immediately before and immediately after such transaction, and (C) no default or Event of Default has occurred and is continuing prior to, or would occur after giving effect to, such transaction; and

(ii)    any investment expressly permitted by Section 5.5 may be structured as a merger or consolidation;

(b)    make any substantial change in the nature of Borrower's business as conducted as of the date hereof;

(c)    acquire all or substantially all of the assets of any other entity except as otherwise permitted under Section 5.5 below; nor

(d)    sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower's assets except in the ordinary course of its business; provided, however, that sale, lease or transfer of Borrower’s assets in an amount of less than $20,000,000.00 in the aggregate during the term of this Agreement shall not be considered a substantial or material portion of its assets so long as (i) Borrower provides Bank with prompt notice of any such transaction (which notice shall include executed copies of all of the documents entered into in connection with such transaction); (ii) Borrower is in pro forma compliance with the provisions of Section 4.9 hereof immediately before and immediately after such transaction, (iii) no default or Event of Default has occurred and is continuing prior to, or would occur after giving effect to, such transaction, and (iv) the disposition of the assets could not reasonably be expected to have a material adverse effect on the financial condition or operations of Borrower.

SECTION 5.4.    GUARANTIES. Guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Bank and except for guaranties by Borrower of obligations of subsidiaries (so long as such subsidiaries are consolidated for accounting purposes under GAAP) under leases or for the purchase of goods used in such subsidiaries’ ordinary course of business.

SECTION 5.5.    LOANS, ADVANCES, INVESTMENTS. Make any loans or advances to or investments in any person or entity, except any of the foregoing existing as of, and disclosed to Bank prior to, the date hereof, and additional loans, advances or investments in amounts not to exceed an aggregate of $50,000,000.00 outstanding at any one time during the term of this Agreement; provided, however, that no “investment” structured as a merger or consolidation is permitted hereunder unless (i) Borrower provides Bank with prompt notice of any such transaction (which notice shall include executed copies of all of the documents entered into in connection with such transaction); (ii) Borrower is in pro forma compliance with the provisions of Section 4.9 hereof immediately before and immediately after such transaction, (iii) no default or Event of Default has occurred and is continuing prior to, or would occur after giving effect to, such transaction and (iv) Borrower shall be the continuing or surviving entity.

SECTION 5.6.    DIVIDENDS, DISTRIBUTIONS. Declare or pay any dividend or distribution either in cash, stock or any other property on Borrower's stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any shares of any class of Borrower's stock now or hereafter outstanding, except for payment of applicable taxes in connection with restricted stock and stock options issued pursuant to the company’s stock incentive plans approved by the company’s shareholders.

SECTION 5.7.    PLEDGE OF ASSETS. Mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower's assets now owned or hereafter acquired, except (a) any of the foregoing in favor of Bank or which is existing as of, and disclosed to Bank in writing prior to, the date hereof and (b) additional security interests securing amounts not to exceed an aggregate of $30,000,000.00 at any time outstanding; provided, however, that nothing contained in this Section permits Borrower to create liens or security interests in assets in which Bank has been granted a security interest except with respect to cash security (including as deposit accounts held in other financial institutions) granted solely to secure outstanding letters of credit issued by other financial institutions or obligations under foreign exchange transactions, in each case so long as such amounts are included within the $30,000,000.00 in aggregate liens at any time outstanding as set out above; provided further that, notwithstanding the foregoing, Borrower may create liens or security interests on assets at the time such assets are acquired, including through the use of capitalized leases, but only so long as (i) such asset is acquired in the ordinary course of Borrower’s business, (ii) the lien does not encumber any assets other than the assets subject to such lien at the time such assets are acquired and (iii) such lien does not exceed the cost to Borrower of the assets acquired.

ARTICLE VI
EVENTS OF DEFAULT

SECTION 6.1.    The occurrence of any of the following shall constitute an "Event of Default" under this Agreement:

(a)    Borrower shall fail to pay when due any principal, interest, fees or other amounts payable under any of the Loan Documents.

(b)    Any financial statement or certificate furnished to Bank in connection with, or any representation or warranty made by Borrower or any other party under this Agreement or any other Loan Document shall prove to be incorrect, false or misleading in any material respect when furnished or made.

(c)    Any default in the performance of or compliance with any obligation, agreement or other provision contained herein or in any other Loan Document (other than those specifically described as an “Event of Default” in this section 6.1), and with respect to any such default that by its nature can be cured, such default shall continue for a period of twenty (20) days from its occurrence.

(d)    Any default in the payment or performance of any obligation, or any defined event of default, under the terms of any contract, instrument or document (other than any of the Loan Documents) pursuant to which Borrower or any guarantor hereunder (with each such guarantor referred to herein as a "Third Party Obligor") (i) has incurred any debt or other liability to any person or entity other than Bank or its affiliates or subsidiaries (including but not limited to any obligation with respect to any purchase money lien or capitalized leases) which default or defaults permit such persons or entities to declare any payment obligation of more than $5,000,000.00 in the aggregate to be due and payable; or (ii) has incurred any debt or other liability to Bank or its affiliates or subsidiaries.

(e)    Borrower or any Third Party Obligor shall become insolvent, or shall suffer or consent to or apply for the appointment of a receiver, trustee, custodian or liquidator of itself or any of its property, or shall generally fail to pay its debts as they become due, or shall make a general assignment for the benefit of creditors; Borrower or any Third Party Obligor shall file a voluntary petition in bankruptcy, or seeking reorganization, in order to effect a plan or other arrangement with creditors or any other relief under the Bankruptcy Reform Act, Title 11 of the United States Code, as amended or recodified from time to time ("Bankruptcy Code"), or under any state or federal law granting relief to debtors, whether now or hereafter in effect; or any involuntary petition or proceeding pursuant to the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors is filed or commenced against Borrower or any Third Party Obligor, and such petition or proceeding shall continue undismissed for 60 days; or Borrower or any Third Party Obligor shall file an answer admitting the jurisdiction of the court and the material allegations of any involuntary petition; or Borrower or any Third Party Obligor shall be adjudicated a bankrupt, or an order for relief shall be entered against Borrower or any Third Party Obligor by any court of competent jurisdiction under the Bankruptcy Code or any other applicable state or federal law relating to bankruptcy, reorganization or other relief for debtors.

(f)    The filing of a notice of judgment lien against Borrower or any Third Party Obligor; or the recording of any abstract of judgment against Borrower or any Third Party Obligor in any county in which Borrower or such Third Party Obligor has an interest in real property; or the service of a notice of levy and/or of a writ of attachment or execution, or other like process, against the assets of Borrower or any Third Party Obligor; or the entry of a judgment against Borrower or any Third Party Obligor for more than $5,000,000.00 individually or in the aggregate.

(g)    The death or incapacity of Borrower or any Third Party Obligor if an individual. The dissolution or liquidation of Borrower or any Third Party Obligor if a corporation, partnership, joint venture or other type of entity; or Borrower or any such Third Party Obligor, or any of its directors, stockholders or members, shall take action seeking to effect the dissolution or liquidation of Borrower or such Third Party Obligor.

SECTION 6.2.    REMEDIES. Upon the occurrence of any Event of Default: (a) all indebtedness of Borrower under each of the Loan Documents, any term thereof to the contrary notwithstanding, shall at Bank's option and without notice become immediately due and payable without presentment, demand, protest or notice of dishonor, all of which are hereby expressly waived by Borrower; (b) the obligation, if any, of Bank to extend any further credit under any of the Loan Documents shall immediately cease and terminate; and (c) Bank shall have all rights, powers and remedies available under each of the Loan Documents, or accorded by law, including without limitation the right to resort to any or all security for any credit subject hereto and to exercise any or all of the rights of a beneficiary or secured party pursuant to applicable law. All rights, powers and remedies of Bank may be exercised at any time by Bank and from time to time after the occurrence of an Event of Default, are cumulative and not exclusive, and shall be in addition to any other rights, powers or remedies provided by law or equity.

ARTICLE VII
MISCELLANEOUS

SECTION 7.1.    NO WAIVER. No delay, failure or discontinuance of Bank in exercising any right, power or remedy under any of the Loan Documents shall affect or operate as a waiver of such right, power or remedy; nor shall any single or partial exercise of any such right, power or remedy preclude, waive or otherwise affect any other or further exercise thereof or the exercise of any other right, power or remedy. Any waiver, permit, consent or approval of any kind by Bank of any breach of or default under any of the Loan Documents must be in writing and shall be effective only to the extent set forth in such writing.

SECTION 7.2.    NOTICES. All notices, requests and demands which any party is required or may desire to give to any other party under any provision of this Agreement must be in writing delivered to each party at the following address:

BORROWER:    CRAY INC.
901 5th Avenue, Suite 1000
Seattle, WA 98164

BANK:        WELLS FARGO BANK, NATIONAL ASSOCIATION
999 3rd Avenue, 12th Floor
Seattle, WA 98104

or to such other address as any party may designate by written notice to all other parties. Each such notice, request and demand shall be deemed given or made as follows: (a) if sent by hand delivery, upon delivery; (b) if sent by mail, upon the earlier of the date of receipt or three (3) days after deposit in the U.S. mail, first class and postage prepaid; and (c) if sent by telecopy, upon receipt.

SECTION 7.3.    COSTS, EXPENSES AND ATTORNEYS' FEES. Borrower shall pay to Bank immediately upon demand the full amount of all payments, advances, charges, costs and expenses, including reasonable attorneys' fees (to include outside counsel fees and all allocated costs of Bank's in-house counsel), expended or incurred by Bank in connection with the negotiation and preparation of this Agreement and the other Loan Documents, Bank's continued administration hereof and thereof, and the preparation of any amendments and waivers hereto and thereto, (b) the enforcement of Bank's rights and/or the collection of any amounts which become due to Bank under any of the Loan Documents, and (c) the prosecution or defense of any action in any way related to any of the Loan Documents, including without limitation, any action for declaratory relief, whether incurred at the trial or appellate level, in an arbitration proceeding or otherwise, and including any of the foregoing incurred in connection with any bankruptcy proceeding (including without limitation, any adversary proceeding, contested matter or motion brought by Bank or any other person) relating to Borrower or any other person or entity.

SECTION 7.4.    SUCCESSORS, ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the heirs, executors, administrators, legal representatives, successors and assigns of the parties; provided however, that Borrower may not assign or transfer its interests or rights hereunder without Bank's prior written consent. Bank reserves the right to sell, assign, transfer, negotiate or grant participations in all or any part of, or any interest in, Bank's rights and benefits under each of the Loan Documents. In connection therewith, Bank may disclose all documents and information which Bank now has or may hereafter acquire relating to any credit subject hereto, Borrower or its business, or any collateral required hereunder.

SECTION 7.5.    ENTIRE AGREEMENT; AMENDMENT. This Agreement and the other Loan Documents constitute the entire agreement between Borrower and Bank with respect to each credit subject hereto and supersede all prior negotiations, communications, discussions and correspondence concerning the subject matter hereof. This Agreement may be amended or modified only in writing signed by each party hereto.

SECTION 7.6.    NO THIRD PARTY BENEFICIARIES. This Agreement is made and entered into for the sole protection and benefit of the parties hereto and their respective permitted successors and assigns, and no other person or entity shall be a third party beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any other of the Loan Documents to which it is not a party.

SECTION 7.7.    TIME. Time is of the essence of each and every provision of this Agreement and each other of the Loan Documents.

SECTION 7.8.    SEVERABILITY OF PROVISIONS. If any provision of this Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity without invalidating the remainder of such provision or any remaining provisions of this Agreement.

SECTION 7.9.    COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which when executed and delivered shall be deemed to be an original, and all of which when taken together shall constitute one and the same Agreement.

SECTION 7.10.    GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Washington.

SECTION 7.11.    ARBITRATION.

(a)    Arbitration. The parties hereto agree, upon demand by any party, to submit to binding arbitration all claims, disputes and controversies between or among them (and their respective employees, officers, directors, attorneys, and other agents), whether in tort, contract or otherwise in any way arising out of or relating to (i) any credit subject hereto, or any of the Loan Documents, and their negotiation, execution, collateralization, administration, repayment, modification, extension, substitution, formation, inducement, enforcement, default or termination; or (ii) requests for additional credit.

(b)    Governing Rules. Any arbitration proceeding will (i) proceed in a location in Washington selected by the American Arbitration Association (“AAA”); (ii) be governed by the Federal Arbitration Act (Title 9 of the United States Code), notwithstanding any conflicting choice of law provision in any of the documents between the parties; and (iii) be conducted by the AAA, or such other administrator as the parties shall mutually agree upon, in accordance with the AAA’s commercial dispute resolution procedures, unless the claim or counterclaim is at least $1,000,000.00 exclusive of claimed interest, arbitration fees and costs in which case the arbitration shall be conducted in accordance with the AAA’s optional procedures for large, complex commercial disputes (the commercial dispute resolution procedures or the optional procedures for large, complex commercial disputes to be referred to herein as applicable, as the “Rules”). If there is any inconsistency between the terms hereof and the Rules, the terms and procedures set forth herein shall control. Any party who fails or refuses to submit to arbitration following a demand by any other party shall bear all costs and expenses incurred by such other party in compelling arbitration of any dispute. Nothing contained herein shall be deemed to be a waiver by any party that is a bank of the protections afforded to it under 12 U.S.C. §91 or any similar applicable state law.

(c)    No Waiver of Provisional Remedies, Self-Help and Foreclosure. The arbitration requirement does not limit the right of any party to (i) foreclose against real or personal property collateral; (ii) exercise self-help remedies relating to collateral or proceeds of collateral such as setoff or repossession; or (iii) obtain provisional or ancillary remedies such as replevin, injunctive relief, attachment or the appointment of a receiver, before during or after the pendency of any arbitration proceeding. This exclusion does not constitute a waiver of the right or obligation of any party to submit any dispute to arbitration or reference hereunder, including those arising from the exercise of the actions detailed in sections (i), (ii) and (iii) of this paragraph.

(d)    Arbitrator Qualifications and Powers. Any arbitration proceeding in which the amount in controversy is $5,000,000.00 or less will be decided by a single arbitrator selected according to the Rules, and who shall not render an award of greater than $5,000,000.00. Any dispute in which the amount in controversy exceeds $5,000,000.00 shall be decided by majority vote of a panel of three arbitrators; provided however, that all three arbitrators must actively participate in all hearings and deliberations. The arbitrator will be a neutral attorney licensed in the State of Washington or a neutral retired judge of the state or federal judiciary of Washington, in either case with a minimum of ten years’ experience in the substantive law applicable to the subject matter of the dispute to be arbitrated. The arbitrator will determine whether or not an issue is arbitratable and will give effect to the statutes of limitation in determining any claim. In any arbitration proceeding the arbitrator will decide (by documents only or with a hearing at the arbitrator's discretion) any pre-hearing motions which are similar to motions to dismiss for failure to state a claim or motions for summary adjudication. The arbitrator shall resolve all disputes in accordance with the substantive law of Washington and may grant any remedy or relief that a court of such state could order or grant within the scope hereof and such ancillary relief as is necessary to make effective any award. The arbitrator shall also have the power to award recovery of all costs and fees, to impose sanctions and to take such other action as the arbitrator deems necessary to the same extent a judge could pursuant to the Federal Rules of Civil Procedure, the Washington Rules of Civil Procedure or other applicable law. Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction. The institution and maintenance of an action for judicial relief or pursuit of a provisional or ancillary remedy shall not constitute a waiver of the right of any party, including the plaintiff, to submit the controversy or claim to arbitration if any other party contests such action for judicial relief.

(e)    Discovery. In any arbitration proceeding, discovery will be permitted in accordance with the Rules. All discovery shall be expressly limited to matters directly relevant to the dispute being arbitrated and must be completed no later than 20 days before the hearing date. Any requests for an extension of the discovery periods, or any discovery disputes, will be subject to final determination by the arbitrator upon a showing that the request for discovery is essential for the party's presentation and that no alternative means for obtaining information is available.

(f)    Class Proceedings and Consolidations. No party hereto shall be entitled to join or consolidate disputes by or against others in any arbitration, except parties who have executed any Loan Document, or to include in any arbitration any dispute as a representative or member of a class, or to act in any arbitration in the interest of the general public or in a private attorney general capacity.

(g)    Payment Of Arbitration Costs And Fees. The arbitrator shall award all costs and expenses of the arbitration proceeding.

(h)    Miscellaneous. To the maximum extent practicable, the AAA, the arbitrators and the parties shall take all action required to conclude any arbitration proceeding within 180 days of the filing of the dispute with the AAA. No arbitrator or other party to an arbitration proceeding may disclose the existence, content or results thereof, except for disclosures of information by a party required in the ordinary course of its business or by applicable law or regulation. If more than one agreement for arbitration by or between the parties potentially applies to a dispute, the arbitration provision most directly related to the Loan Documents or the subject matter of the dispute shall control. This arbitration provision shall survive termination, amendment or expiration of any of the Loan Documents or any relationship between the parties.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.

CRAY INC. By:/s/ Brian C. Henry Brian C. Henry, Executive Vice President, and Chief Financial Officer	WELLS FARGO BANK, NATIONAL ASSOCIATION By:/s/ Russell Carson Russell Carson, Relationship Manager
By:/s/ Michael C. Piraino Michael C. Piraino, Senior Vice President Administration, General Counsel & Corporate Secretary

Seattle Commercial Banking
MAC P6540-l22
999 3rd Ave, 12th Floor Seattle, WA 98104

November 21, 2017

Cray Inc.
901 5th Avenue, Suite 1000
Seattle, WA 98164

Ladies and Gentlemen:

This letter is to confirm that WELLS FARGO BANK, NATIONAL ASSOCIATION ("Bank") has agreed to extend the maturity date of that certain credit accommodation granted by Bank to CRAY INC. ("Borrower") in the maximum principal amount of Fifty Million Dollars ($50,000,000) pursuant to the terms and conditions of that certain Amended and Restated Credit Agreement between Bank and Borrower dated as of January 7, 2016, as amended from time to time (the "Agreement").

The maturity date of said credit accommodation, and the last day on which Bank will issue letters of credit under the subfeature relating to said credit accommodation, as described in the Agreement, is hereby extended until March 1, 2018. Until such date, all terms and conditions of the Agreement which pertain to said credit accommodation shall remain in full force and effect, except as expressly modified hereby. The promissory note dated as of January 7, 2016, as modified from time to time, executed by Borrower and payable to the order of Bank which evidences said credit accommodation (the "Note"), shall be deemed modified as of the date this letter is acknowledged by Borrower to reflect the new maturity date set forth above. All other terms and conditions of the Note remain in full force and effect, without waiver or modification.

Borrower acknowledges that Bank has not committed to make any renewal or further extension of the maturity date of the above-described credit accommodation beyond the new maturity date specified herein, and that any such renewal or further extension remains in the sole discretion of Bank. This letter constitutes the entire agreement between Bank and Borrower with respect to the maturity date extension for the above-described credit accommodation, and supersedes all prior negotiations, discussions and correspondence concerning said extension.

ORAL AGREEMENTS OR ORAL COMMITMENTS TO LOAN MONEY, EXTEND CREDIT OR TO FORBEAR ENFORCING REPAYMENT OF A DEBT ARE NOT ENFORCEABLE UNDER WASHINGTON LAW.

Please acknowledge your acceptance of the terms and conditions contained herein by dating and signing one copy below and returning It to my attention at the address below on or before November 30, 2017.

Very truly yours, WELLS FARGO BANK,
NATIONAL ASSOCIATION

By:    /s/ Russell Carson
Russell Carson,
Vice President

Address:    999 3rd Ave, 12th Floor
Seattle WA 98104

Acknowledged and accepted as of November 22, 2017:

Cray Inc.

By:    /s/ Brian C. Henry
Name:    Brian C. Henry
Title:    EVP &CFO